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                                                                   EXHIBIT 23.1

               Consent of Ernst & Young LLP, Independent Auditors

We consent to the incorporation by reference in this Annual Report (Form 10-K) of ADFlex Solutions, Inc. of our report dated January 20, 1997, included in the 1996 Annual Report to Shareholders of ADFlex Solutions, Inc.

We also consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-85560, 33-85562, 33-88866, 33-902160, 33-92162, 33-95864, and
33-98394) pertaining to the 1993 Equity Incentive Plan, the 1994 Employee Stock Purchase Plan, the 1994 Outside Director Stock Option Plan, and the 1994 Stock Incentive Plan, as amended, of our report dated January 20, 1997, with respect to the consolidated financial statements incorporated by reference, and of our report dated January 20, 1997, with respect to the schedule included, in the Annual Report (Form 10-K) for the year ended December 31, 1996.

/s/ Ernst & Young LLP

Phoenix, Arizona
March 18, 1997
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               Report of Ernst & Young LLP, Independent Auditors

We have audited the consolidated financial statements of ADFlex Solutions, Inc. as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, and have issued our report thereon dated January 20, 1997. Our audits also included the financial statement schedule listed in Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

Phoenix, Arizona
January 20, 1997